EXHIBIT 99

[Orient-Express Hotels Ltd. news release paper]

Contacts:

Martin O’Grady                                Amy Brandt

Vice President, Chief Financial Officer	Director of Investor Relations

Tel: +44 20 3117 1333	Tel: +44 20 3117 1323
E: martin.ogrady@orient-express.com                    E: amy.brandt@orient-express.com

FOR IMMEDIATE RELEASE
October 31, 2013

ORIENT-EXPRESS HOTELS LTD. REPORTS THIRD QUARTER 2013 RESULTS

•	Third quarter same store revenue per available room (“RevPAR”) up 20% in US dollars and 19% in local currency compared to prior-year quarter

•	Third quarter total revenue up 19% to $191.2 million from $161.0 million in prior-year quarter

•	Third quarter adjusted EBITDA up 28% to $53.1 million from $41.6 million in prior-year quarter

•	Net debt to adjusted EBITDA of 4.0 times at September 30, 2013, down from 4.8 times at December 31, 2012

HAMILTON, BERMUDA - October 31, 2013. Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com) (the “Company”), owners, part-owners or managers of 45 luxury hotel, restaurant, tourist train and river cruise properties operating in 22 countries, today announced its results for the third quarter ended September 30, 2013.

Total revenue was $191.2 million in the third quarter of 2013, up $30.2 million or 19% from $161.0 million in the third quarter of 2012. Revenue from owned hotels for the third quarter was $159.2 million, up $28.2 million or 22% from $131.0 million in the third quarter of 2012 due largely to 20% growth in US dollar same store owned hotels RevPAR. Trains & cruises revenue in the third quarter was $27.2 million, up 5% from $26.0 million in the third quarter of 2012.

Adjusted EBITDA was $53.1 million for the third quarter of 2013, up $11.5 million from $41.6 million in the prior-year period. This 28% growth was buoyed by across-the-board increases at the Company’s owned hotels in Europe, which collectively grew 25% year-over-year, with the most meaningful EBITDA increases at Grand Hotel Europe, St. Petersburg, Russia ($2.9 million); the Company’s two hotels in Sicily, Italy ($1.5 million); Hotel Cipriani, Venice, Italy ($1.4 million); and Hotel Splendido, Portofino, Italy ($1.1 million). The Company’s two Sicilian hotels and Hotel Splendido are on track to set new full year EBITDA records in 2013. Additionally, Charleston Place, South Carolina continued its own record year with a $1.1 million or 34% year-over-year increase in EBITDA for the quarter.

Adjusted net earnings from continuing operations for the third quarter of 2013 was $18.5 million ($0.18 per common share) compared with $15.9 million ($0.15 per common share) in the third quarter of 2012.

John Scott, president and chief executive officer, commented: “We are pleased with our third quarter results. Indications earlier this year of an uptick in demand for our European hotels were affirmed in the second quarter and reinforced in the third quarter. We saw growth not only at our Italian hotels, but also, importantly, at our other European hotels.

RevPAR for the region was up 22% year-over-year, showing healthy growth for our most significant EBITDA region. Our North American and rest of world hotels also performed well, driven by Charleston Place, which remains on track for a record year, and Copacabana Palace, Rio de Janeiro, Brazil, which was fully operational with a substantially improved room product this quarter after being partially closed for a planned renovation in the second half of 2012.

“Following impressive year-to-date results, where adjusted EBITDA exceeded the prior-year period by 17%, we are forecasting to close out 2013 solidly, with expected owned hotels RevPAR growth of 5% to 7% for the fourth quarter.

“I’m pleased to say that we achieved our near-term leverage target of 4.0 times net debt to adjusted EBITDA at the end of the quarter. This change represents a marked decrease from 4.8 times at the end of 2012 and shows our continued commitment to reducing leverage, which has come down from nearly 10.0 times in early 2010 to less than 5.0 times in 2011 and now to 4.0 times. This most recent improvement is the result of a $31.7 million reduction in net debt since year end as well as a $14.3 million or 14% increase in adjusted EBITDA for the trailing twelve-month period.”

Company Highlights

During the third quarter, the Company commenced its previously announced phased, three-year renovation of Grand Hotel Europe that is being funded with $26.0 million of proceeds from a $50.0 million loan facility. Also during the quarter, the Company began its phased, three-year rooms refurbishment at Charleston Place. The Company is utilizing $9.2 million of funds borrowed in December 2012 to finance the first phase of this project, which consists of 145 rooms. Both the Grand Hotel Europe and Charleston Place renovations have been scheduled to limit disruption on hotel operations.

In September 2013, Copacabana Palace marked the 90th anniversary of the hotel’s inauguration with a celebratory ball that generated significant media coverage in the domestic market. During the quarter, the Company also began development of a new pan-Asian restaurant at the hotel under the direction of celebrity chef Ken Hom, which is planned to open in the first quarter of 2014.

Condé Nast Traveler magazine recently announced the results of its annual Readers' Choice Awards. Derived from one of the largest independent consumer surveys in the United States, second in size only to the census, the poll ranked 17 of the Company’s properties among the best in their locations, including two voted number one in their regions. The Inn at Perry Cabin, St. Michaels, Maryland was voted the number one hotel in the Mid-Atlantic and Grand Hotel Timeo, Taormina, Sicily the number one hotel in Italy. This is the first time Grand Hotel Timeo, acquired in 2010 and subsequently refurbished by the Company, has appeared in the awards.

In keeping with the Company’s continued focus on enhancing corporate governance, the board of directors in September approved a retirement age policy of 75 years for directors. At the same time, Georg Rafael, vice chairman of the board and a director since 2002, notified the Company that he will not stand for re-election at the 2014 annual general meeting. The board expects to nominate a new director candidate in due course.

Operating Performance

Europe:
In the third quarter of 2013, revenue from owned hotels was $97.3 million, up $13.8 million or 17% from $83.5 million in the third quarter of 2012. Grand Hotel Europe and Hotel Cipriani saw the most meaningful revenue growth, with year-over-year increases of $4.7 million and $2.8 million, respectively.

Same store RevPAR in Europe was up 22% compared to the prior-year quarter in US dollars and 19% in local currency due to a 15% increase in average daily rate (“ADR”) in US dollars (12% in local currency) and a five percentage point increase in occupancy.

EBITDA for the third quarter of $43.1 million was $8.6 million or 25% greater than the $34.5 million recorded for the third quarter of 2012. Growth was driven equally by the Company’s Italian hotels and its rest of Europe hotels. Grand Hotel Europe recorded the largest EBITDA increase in the region, with a $2.9 million or 70% increase due to 91% local currency RevPAR growth primarily as a result of the 2013 G20 Summit, which was held in St. Petersburg in September.

North America:
Revenue from owned hotels for the third quarter of 2013 was $30.0 million, up $8.4 million or 39% from $21.6 million in the third quarter of 2012. Revenue growth in the third quarter was driven by El Encanto, Santa Barbara, California, which had revenue for the quarter of $5.5 million during its first year of operations, and Charleston Place, which generated revenue growth of $2.1 million or 17%.

Same store RevPAR in the region increased by 9% in US dollars and 8% in local currency due to a five percentage point increase in occupancy and a 1% increase in ADR in both US dollars and local currency.

EBITDA for the region was $3.5 million in the quarter, up $1.7 million or 94% from $1.8 million in the third quarter of 2012 primarily due to EBITDA growth of $1.1 million at Charleston Place, which saw a year-over-year occupancy increase of seven percentage points, and $0.4 million at El Encanto, which opened in March 2013.

Rest of World:
Asia:
Revenue from owned hotels for the third quarter of 2013 was $8.3 million, a decrease of $0.1 million or 1% compared to $8.4 million in the third quarter of 2012. Continued healthy growth in Myanmar was offset by marginal year-over-year declines in Laos and Bali.

Same store RevPAR for the region was down 3% in US dollars but up 3% in local currency due to a five percentage point decrease in occupancy offset by 5% growth in ADR in US dollars (11% in local currency).

EBITDA decreased by $0.5 million to $2.3 million in the third quarter of 2013 due primarily to a $0.4 decrease in EBITDA at Jimbaran Puri Bali, Indonesia, primarily due to an 8% revenue decrease plus an increase in administrative and fuel costs as compared to the prior-year quarter.

Africa:
Third quarter 2013 revenue from owned hotels was $5.4 million, up $1.5 million or 38% from $3.9 million in the third quarter of 2012. Revenue at the Company’s three safari camps in Botswana increased by $1.6 million due largely to a 26% increase in RevPAR in US dollars plus revenue from third-party air services provided to guests previously reported net of related costs. The growth at the safari camps was partially offset by a $0.1 million decrease in revenue at Mount Nelson Hotel, Cape Town, South Africa, as a result of the year-over-year weakening of the South African rand versus the US dollar. Excluding the effect of currency movements, revenue in the region was $2.1 million ahead of last year.

Same store RevPAR for the region increased by 22% in US dollars and 40% in local currency due to an 8% increase in ADR in US dollars (24% in local currency) and a 3 percentage point increase in occupancy.

EBITDA for the third quarter was $0.9 million, an increase of $0.6 million over the third quarter of 2012 due primarily to cost savings at Mount Nelson Hotel following first quarter management restructuring actions and the revenue increase at the safari camps.

South America:
Third quarter 2013 revenue from owned hotels was $18.3 million, up $4.7 million or 35% from $13.6 million in the third quarter of 2012. This increase was primarily the result of a $4.8 million increase in revenue from Copacabana Palace, where the main building of the hotel was closed for a planned renovation for the majority of the second half of 2012.

Same store RevPAR in the region increased by 45% in both US dollars and local currency primarily as a result of a 15 percentage point increase in occupancy, which was driven by a 34 percentage point increase in occupancy at Copacabana Palace and a 6% increase in ADR in both US dollars and local currency.

EBITDA for the quarter of $3.6 million was $2.4 million or 218% greater than in the prior-year quarter primarily due to a $2.5 million increase in EBITDA at Copacabana Palace.

Hotel management & part-ownership interests:
EBITDA for the third quarter of 2013 of $1.5 million was $0.7 million greater than EBITDA for the third quarter of 2012 due to a $0.3 million increase from the Company’s joint venture hotels in Peru primarily as a result of Palacio Nazarenas, which is in its first full year of operations, and $0.3 million of cost savings related to the closure of the Singapore development office earlier in 2013.

Restaurants:
Revenue from ‘21’ Club in the third quarter of 2013 of $3.0 million was $0.9 million or 43% greater than in the third quarter of 2012 primarily as a result of a one-week shorter August closure period in 2013 than in 2012 and a buyout in September 2013. An EBITDA loss of $0.6 million was flat to the third quarter of 2012, as the corresponding increase in departmental income was offset by increased local and corporate administrative and general costs as well as one-time management restructuring costs.

Trains & cruises:
Revenue for the third quarter of 2013 was $27.2 million, up $1.2 million or 5% from $26.0 million in the third quarter of 2012. This increase was the result of a $1.2 million increase in revenue from the Company’s PeruRail joint venture primarily due to increased passenger revenues as a result of a 13% increase in average ticket price and a 6% increase in tickets sold.

EBITDA of $7.8 million was $0.2 million or 3% lower than the $8.0 million recognized in the third quarter of 2012 primarily due to a $0.5 million EBITDA decrease for the Venice Simplon-Orient-Express train, which had higher costs as a result of an increase in the euro-sterling exchange rate, as well as a $0.1 million EBITDA loss at Orcaella, the Company’s river cruise operation that launched in July in Myanmar, which is in its first quarter of operations.

Central costs:
In the third quarter of 2013, central overheads were $6.6 million compared to $7.1 million in the prior-year period, a savings of $0.5 million primarily due to executive recruitment costs in the third quarter of 2012 and decreased legal and professional fees.

In addition, the Company incurred $2.6 million of non-cash share-based compensation expense compared to $0.8 million in the third quarter of 2012.

Depreciation and amortization:
The depreciation and amortization charge for the third quarter of 2013 of $10.7 million was up $0.1 million from the third quarter of 2012 as a result of the completion of several recent capital projects partially offset by a $1.1 million non-recurring reduction in depreciation following the finalization in the third quarter of a government grant at Reid’s Palace.

Interest:
The interest charge for the third quarter of 2013 was $8.6 million, down $0.3 million from $8.9 million in the prior year quarter. The company did not capitalize any interest related to El Encanto in the third quarter of 2013 compared to $1.0 million in the prior-year quarter.

Tax:
The tax charge for the third quarter of 2013 was $13.7 million compared to a charge of $7.3 million in the same quarter in the prior year. The primary reason for the year-over-year increase in tax expense was the growth in underlying profits between the two periods.

Investment:
The Company invested a total of $14.1 million in its portfolio during the third quarter of 2013, including $4.9 million for the renovation of El Encanto, $2.4 million at Charleston Place primarily for the rooms renovation project, $1.4 million at Copacabana Palace primarily for remaining payments on the main building renovation as well as the new pan-Asian restaurant, $0.7 million at Grand Hotel Europe primarily for renovating the hotel’s kitchen and converting 19 historic rooms into suites, and the balance for routine capital expenditures.

Balance Sheet

At September 30, 2013, the Company had total debt (including the current portion and debt of consolidated variable interest entities) of $642.7 million, working capital loans of $nil and cash balances of $169.4 million (including $16.3 million of total restricted cash, of which $13.0 million was in other assets), resulting in total net debt of $473.3 million compared to total net debt at the end of 2012 of $505.0 million. At September 30, 2013, the ratio of net debt to trailing 12-month adjusted EBITDA was 4.0 times, down from 4.8 times at December 31, 2012.

Undrawn amounts available to the Company at September 30, 2013 under short-term lines of credit were $3.0 million, bringing total cash availability (excluding restricted cash) at September 30, 2013 to $156.1 million.

At September 30, 2013, approximately 42% of the Company’s debt was at fixed interest rates and 58% was at floating interest rates. The weighted average maturity of the debt was approximately 2.2 years and the weighted average interest rate was 4.1%. The Company had $196.6 million of debt repayments due within twelve months. These obligations are expected to be met through a combination of operating cash flow, proceeds from recent divestment of non-core assets, refinancing of the facilities and utilization of available cash.

* * * * * * * *

ORIENT-EXPRESS HOTELS LTD.
SUMMARY OF OPERATING RESULTS
(Unaudited)

$ millions – except per share amounts	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
				Restated (1)

Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	97.3	83.5	188.6	170.2
- North America	30.0	21.6	96.7	80.7
- Rest of world	31.9	25.9	106.2	98.3
Total owned hotels	159.2	131.0	391.5	349.2
Hotel management & part-ownership interests	1.8	1.2	2.7	3.1
Restaurants	3.0	2.1	11.2	9.9
Trains & cruises	27.2	26.0	63.3	62.4
Real estate	—	0.7	—	0.7
Total (2)	191.2	161.0	468.7	425.3

Analysis of earnings
Owned hotels
- Europe	43.1	34.5	63.3	53.7
- North America	3.5	1.8	17.1	15.9
- Rest of world	6.8	4.2	25.0	23.1
Hotel management & part-ownership interests	1.5	0.8	1.3	1.7
Restaurants	(0.6)	(0.6)	0.3	0.2
Trains & cruises	7.8	8.0	14.6	15.7
Central overheads	(6.6)	(7.1)	(22.1)	(22.6)
Share-based compensation	(2.6)	(0.8)	(6.5)	(4.4)
Central marketing costs	(0.2)	(0.2)	(0.8)	(0.8)
Real estate	—	(0.6)	—	(0.6)
EBITDA before impairment	52.7	40.0	92.2	81.9
Impairment	—	—	(35.7)	—
EBITDA	52.7	40.0	56.5	81.9
Depreciation & amortization	(10.7)	(10.6)	(34.5)	(31.6)
Interest	(8.6)	(8.9)	(23.7)	(22.6)
Foreign exchange	(2.5)	(0.1)	0.5	(0.6)
Earnings/ (losses) before tax	30.9	20.4	(1.2)	27.1
Tax	(13.7)	(7.3)	(10.5)	(15.0)
Net earnings / (losses) from continuing operations	17.2	13.1	(11.7)	12.1
Discontinued operations	(1.1)	4.6	(1.8)	3.5
Net earnings / (losses)	16.1	17.7	(13.5)	15.6
Net losses / (earnings) attributable to non-controlling interests	0.0	0.0	(0.1)	(0.2)
Net earnings / (losses) attributable to Orient-Express Hotels Ltd.	16.1	17.7	(13.6)	15.4

Net earnings/ (losses) per common share attributable to Orient-Express Hotels Ltd.	0.16	0.17	(0.13)	0.15
Number of shares – millions	103.34	102.89	103.14	102.83

(1) During the fourth quarter of 2012, an additional gain of $1.6 million related to the sale of Keswick Hall was identified that should have been recorded in the first quarter of 2012. Discontinued operations for the nine months ended September 30, 2012 have been restated to include this gain.

(2) Comprises earnings from unconsolidated companies of $4.0 million (2012 - $2.5 million) and revenue of $187.2 million (2012 - $158.5 million) for three months ended September 30, 2013, and earnings from unconsolidated companies of $5.6 million (2012 - $5.8 million) and revenue of $463.1 million (2012 - $419.5 million) for nine months ended September 30, 2013.

ORIENT-EXPRESS HOTELS LTD.
SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012

Room Nights Available
Europe	86,756	87,952	219,013	223,158
North America	70,346	61,882	204,454	189,464
Rest of world	96,784	97,980	287,196	291,810
Worldwide	253,886	247,814	710,663	704,432

Rooms Nights Sold
Europe	63,803	60,935	132,321	128,728
North America	47,872	40,197	140,085	126,727
Rest of world	49,027	42,777	161,300	156,971
Worldwide	160,702	143,909	433,706	412,426

Occupancy
Europe	74%	69%	60%	58%
North America	68%	65%	69%	67%
Rest of world	51%	44%	56%	54%
Worldwide	63%	58%	61%	59%

Average Daily Rate (in US dollars)
Europe	922	801	827	743
North America	347	317	400	377
Rest of world	385	362	393	375
Worldwide	587	535	528	491

RevPAR (in US dollars)
Europe	678	555	499	429
North America	236	206	274	252
Rest of world	195	158	221	202
Worldwide	372	311	322	287

Same Store RevPAR (in US dollars)
Europe	678	555	499	429
North America	224	206	272	252
Rest of world	195	158	221	202
Worldwide	373	311	323	287

Same Store RevPAR (% change)	US dollar	Local currency	US dollar	Local currency
Europe	22%	19%	16%	14%
North America	9%	8%	8%	8%
Rest of world	23%	30%	9%	13%
Worldwide	20%	19%	13%	12%

ORIENT-EXPRESS HOTELS LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

$ millions	September 30,	December 31,
	2013	2012

Assets
Cash	153.1	93.4
Restricted cash	3.3	21.1
Accounts receivable	43.6	36.5
Due from unconsolidated companies	12.9	15.2
Prepaid expenses and other	23.9	21.2
Inventories	45.4	44.6
Other assets held for sale	0.7	22.1
Real estate assets	1.9	1.9
Total current assets	284.8	256.0

Property, plant & equipment, net of accumulated depreciation	1,148.0	1,171.6
Property, plant & equipment, net of accumulated depreciation of consolidated variable interest entities	186.5	183.8
Investments in unconsolidated companies	62.1	58.9
Goodwill	159.6	161.3
Other intangible assets	17.2	18.6
Other assets	60.3	41.8

Total assets	1,918.5	1,892.0

Liabilities and Equity
Accounts payable	22.7	25.2
Accrued liabilities	95.5	77.5
Deferred revenue	41.5	30.5
Other liabilities held for sale	—	2.2
Current portion of long-term debt and capital leases	194.8	90.1
Current portion of long-term debt of consolidated variable interest entities	1.8	1.8
Total current liabilities	356.3	227.3

Long-term debt and obligations under capital leases	351.3	431.4
Long-term debt of consolidated variable interest entities	94.8	96.2
Deferred income taxes	104.8	104.1
Deferred income taxes of consolidated variable interest entities	59.8	60.3
Other liabilities	30.8	34.4

Total liabilities	997.8	953.7

Shareholders’ equity	918.3	936.0
Non-controlling interests	2.4	2.3
Total equity	920.7	938.3

Total liabilities and equity	1,918.5	1,892.0

ORIENT-EXPRESS HOTELS LTD.
RECONCILIATIONS AND ADJUSTMENTS
(Unaudited)

$ millions – except per share amounts	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
				Restated (1)

EBITDA	52.7	40.0	56.5	81.9

Adjusted items:
Pre-opening expenses (2)	—	0.5	2.7	0.8
Management restructuring (3)	0.2	0.5	3.3	0.5
Write-off of fixed assets (4)	—	—	0.7	0.4
Write-down of receivable (5)	—	—	—	0.5
Acquisition proposal costs (6)	—	—	(0.1)	—
Abandoned projects (7)	0.2	—	0.2	—
Loss on sale of real estate units (8)	—	0.6	—	0.6
Impairment (9)	—	—	35.7	—

Adjusted EBITDA	53.1	41.6	99.0	84.7

Reported net earnings / (losses) attributable to Orient-Express Hotels Ltd.	16.1	17.7	(13.6)	15.4
Net losses / (earnings) attributable to non-controlling interests	—	—	(0.1)	(0.2)
Reported net earnings / (losses)	16.1	17.7	(13.5)	15.6
Discontinued operations net of tax	1.1	(4.6)	1.8	(3.5)
Net earnings / (losses) from continuing operations	17.2	13.1	(11.7)	12.1

Adjusted items net of tax:
Pre-opening expenses (2)	—	0.3	1.8	0.5
Management restructuring (3)	0.2	0.4	2.6	0.4
Write-off of fixed assets (4)	—	—	0.5	0.3
Write-down of receivable (5)	—	—	—	0.5
Acquisition proposal costs (6)	—	—	(0.1)	—
Abandoned projects (7)	0.2	—	0.2	—
Loss on sale of real estate units (8)	—	0.4	—	0.4
Impairment (9)	—	—	35.7	—
Deferred financing costs (10)	—	0.1	0.4	0.1
Government grant (11)	(0.8)	—	(0.8)	—
Interest rate swaps (12)	—	1.4	—	1.6
Foreign exchange (13)	1.7	0.2	(0.6)	0.3

Adjusted net earnings from continuing operations	18.5	15.9	28.0	16.2

Reported EPS	0.16	0.17	(0.13)	0.15
Reported EPS from continuing operations	0.17	0.13	(0.11)	0.12
Adjusted EPS from continuing operations	0.18	0.15	0.27	0.16
Number of shares (millions)	103.34	102.89	103.14	102.83

(1) During the fourth quarter of 2012, an additional gain of $1.6 million related to the sale of Keswick Hall was identified that should have been recorded in the first quarter of 2012. Discontinued operations for the nine months ended September 30, 2012 have been restated to include this gain

(2) Pre-opening expenses at El Encanto and Orcaella
(3) Restructuring and redundancy costs
(4) Non-cash write-off of fixed asset balances
(5) Write-down of receivable balance within central costs
(6) Release of accrual associated with unsolicited proposal by The Indian Hotels Company Limited to acquire the Company

(7) Write-off of costs related to abandoned projects
(8) Loss on sale of final two units at Keswick Estate
(9) Non-cash impairment at one owned property
(10) Non-cash write-off of deferred financing costs
(11) Reduction in depreciation due to receipt of government grant
(12) Change in fair value of derivatives that are not designated in hedging relationships and the ineffective portion of derivatives that are designated in hedging relationships
(13) Foreign exchange is a non-cash item arising on the translation of certain assets and liabilities denominated in currencies other than the functional currency

ORIENT-EXPRESS HOTELS LTD.
RECONCILIATIONS AND ADJUSTMENTS (CONTINUED)
(Unaudited)

$ millions	Twelve months ended September 30,	Nine months ended September 30,		Year ended December 31,
	2013	2013	2012	2012
			Restated (1)

EBITDA	68.3	56.5	81.9	93.7

Adjusted items:
Pre-opening expenses (2)	3.7	2.7	0.8	1.8
Management restructuring (3)	3.3	3.3	0.5	0.5
Write-off of fixed assets (4)	1.9	0.7	0.4	1.6
Write-down of receivable (5)	—	—	0.5	0.5
Acquisition proposal costs (6)	1.1	(0.1)	—	1.2
Abandoned projects (7)	0.2	0.2	—	—
Loss on sale of real estate units (8)	—	—	0.6	0.6
Impairment (9)	41.6	35.7	—	5.9
Gain on disposal (10)	(1.5)	—	—	(1.5)

Adjusted EBITDA	118.6	99.0	84.7	104.3

EBITDA	68.3	56.5	81.9	93.7

Depreciation and amortization	(46.8)	(34.5)	(31.6)	(43.9)
Interest	(30.9)	(23.7)	(22.6)	(29.8)
Foreign exchange	(1.7)	0.5	(0.6)	(2.8)
(Losses) / earnings before tax	(11.1)	(1.2)	27.1	17.2
Tax	(23.3)	(10.5)	(15)	(27.8)
Net (losses) / earnings from continuing operations	(34.4)	(11.7)	12.1	(10.6)
Discontinued operations	(1.6)	(1.8)	3.5	3.7
Net (losses) / earnings	(36)	(13.5)	15.6	(6.9)

(1) During the fourth quarter of 2012, an additional gain of $1.6 million related to the sale of Keswick Hall was identified that should have been recorded in the first quarter of 2012. Discontinued operations for the nine months ended September 30, 2012 have been restated to include this gain

(2) Pre-opening expenses at El Encanto and Orcaella
(3) Restructuring and redundancy costs
(4) Non-cash write-off of fixed asset balances
(5) Write-down of receivable balance within central costs
(6) Release of accrual associated with unsolicited proposal by The Indian Hotels Company Limited to acquire the Company
(7) Write-off of costs related to abandoned projects
(8) Loss on sale of final two units at Keswick Estate
(9) Non-cash impairment charges related to goodwill and long-lived assets
(10) Gain on disposal of capital lease and New York hotel project

ORIENT-EXPRESS HOTELS LTD.
NET DEBT TO ADJUSTED EBITDA CALCULATION
(Unaudited)

$ millions - except ratios	Twelve months ended and as at
	September 30, 2013	December 31, 2012

Cash
Cash and cash equivalents	153.1	93.4
Restricted cash (including $13.0 million / $nil million classified within long-term other assets on the balance sheet)	16.3	21.1

Total cash	169.4	114.5

Total debt
Current portion of long-term debt and capital leases	194.8	90.1
Current portion of long-term debt of consolidated variable interest entities	1.8	1.8
Long-term debt and obligations under capital leases	351.3	431.4
Long-term debt held by consolidated variable interest entities	94.8	96.2

Total debt	642.7	619.5

Net debt	473.3	505.0

Adjusted EBITDA	118.6	104.3

Net debt / adjusted EBITDA	4.0x	4.8x

13

Management analyzes the operating performance of the Company on the basis of earnings before interest, foreign exchange, tax (including tax on unconsolidated companies), depreciation and amortization (EBITDA), and believes that EBITDA is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historical cost of assets. EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies. EBITDA does not represent net cash provided by operating, investing and financing activities under US generally accepted accounting principles (US GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under US GAAP for purposes of evaluating operating performance.

Adjusted EBITDA and adjusted net earnings / (losses) of the Company are non-GAAP financial measures and do not have any standardized meanings prescribed by US GAAP. They are, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by US GAAP. Management considers adjusted EBITDA and adjusted net earnings / (losses) to be meaningful indicators of operations and uses them as measures to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, foreign exchange (a non-cash item), disposals of assets or investments, and certain other items (some of which may be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company’s operations. Adjusted EBITDA and adjusted net earnings / (losses) are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the foregoing manner, the measures provide a consistent basis on which the performance of the Company can be assessed.

This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding earnings and RevPAR outlook, investment plans, debt reduction and debt refinancings, asset sales and similar matters that are not historical facts. These statements are based on management’s current expectations, are not guarantees of performance and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the news release and oral presentations, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned real estate sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed asset sales, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to agree bank loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, uncertain effects of the introduction of new brands, the Company’s reliance on technology systems, changing global or regional economic conditions and weakness in financial markets which may adversely affect demand, legislative, regulatory and political developments, and possible challenges to the Company’s corporate governance structure. Further information regarding these and other factors is included in the filings by the Company with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update or revise publicly any forward-looking statement, whether due to new information, future events or otherwise.

* * * * * *
Orient-Express Hotels Ltd. will conduct a conference call on Friday, November 1, 2013 at 10:00 a.m. EDT (2:00 p.m. GMT), which is accessible at +1 855 287 9927 (US toll free) or +44 (0)20 3059 8125 (Standard International) or 0800 368 0649 (UK Freephone). The participant password is Orient-Express Hotels. A re-play of the conference call will be available by telephone until 7:00 p.m. (EDT) Friday, November 8, 2013 and can be accessed by calling +1 866 268 1947 (US toll free) or +44 (0)121 260 4861 (Standard International). The access code is 2046600#. A re-play will also be available on the Company’s website: www.orient-expresshotelsltd.com.

Financial media requiring further information should contact Vicky Legg, Director of Corporate Communications, on +44 (0)20 3117 1380 or vicky.legg@orient-express.com.